News Release

Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: James Hunt (407) 826-4475

Tupperware Brands Appoints Stitzel President and Chief Operating Officer and Hemus Vice Chairman



Orlando, Fla., September 27, 2016 – (NYSE: TUP) Tupperware Brands Corporation today announced that as part of its continuing management succession process, its Board of Directors has approved the promotion of Patricia (Tricia) A. Stitzel to be its President and Chief Operating Officer effective October 1, 2016, reporting to Rick Goings, Chairman & CEO. Stitzel, the Company's Group President, Americas since 2014, has been with the Company for almost 20 years. In her last three years, Stitzel has demonstrated strong leadership through building high performance teams that have delivered impressive sales and profit growth. For the previous decade, she was based in Europe and held a number of senior executive positions with market P&L responsibility. She began her career with the Company in the human resources function.

Rick Goings, Chairman and CEO commented, "Tricia has done an exemplary job in every position she has held within the Company. Most recently, she has led the Americas region to tremendous growth, leveraging the Vision 20/20 strategic initiatives she has helped design and execute." Stitzel holds a B.B.A. from Northern Illinois University, an M.B.A. from the Crummer Graduate School of Business, Rollins College, and an M.A. in Human Resources from Rollins College.

In conjunction with Stitzel's promotion, Simon C. Hemus, the Company's current President and Chief Operating Officer, will become Vice Chairman of Tupperware Brands, reporting to Rick Goings. In this new position, he will lead the Horizons project, which involves executing the Company's geographic footprint expansion and market penetration strategies. Hemus joined Tupperware Brands in 2005, when the Company acquired the direct selling businesses of Sara Lee Corporation, which he joined in 1992. Hemus became President and Chief Operating Officer in 2007.

Goings continued, "Simon has done a terrific job of improving our strategic focus at Tupperware. As he works on the execution of the Horizons project, Simon will continue to position the Company for future growth and leave a strong legacy."

Tupperware Brands Corporation, through an independent sales force of 3.1 million, is the leading global marketer of innovative, premium products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo Brands.

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